Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121459) pertaining to the Cintas Partners’ Plan of our report dated June 21, 2023, with respect to the financial statements and schedules of the Cintas Partners’ Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Cincinnati, Ohio
June 21, 2023